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                                                            EXHIBIT 12.

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              ITT FINANCIAL CORPORATION AND SUBSIDIARIES
          COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                                               YEAR ENDED DECEMBER 31,
                                                   ------------------------------------------------------------------------------
                                                        1993            1992            1991            1990            1989
                                                        ----            ----            ----            ----            ----
                                                                            (DOLLAR AMOUNTS IN THOUSANDS)
EARNINGS:

 Net income (loss) before extraordinary item and
  cumulative effect of accounting changes.......      $246,358       $(504,940)       $ 78,063        $ 54,395        $155,673

 Add income tax (benefit).......................       102,304        (284,343)         10,132         (16,795)         28,589
                                                      --------       ---------        --------        --------        --------

                                                       348,662        (789,283)         88,195          37,600         184,262
                                                      --------       ---------        --------        --------        --------

 Add fixed charges:

  Interest expense..............................       596,131         689,331         769,084         797,443         753,872

  Interest factor attributable to rentals*......         8,819           9,407           8,652           8,491           7,786
                                                      --------       ---------        --------        --------        --------

                                                       604,950         698,738         777,736         805,934         761,658
                                                      --------       ---------        --------        --------        --------

 Income (loss), as adjusted, before
  extraordinary item and cumulative effect of
  accounting changes............................      $953,612       $ (90,545)       $865,931        $843,534        $945,920
                                                      --------       ---------        --------        --------        --------

RATIOS:

 Income (loss), as adjusted, before
  extraordinary item and cumulative effect of
  accounting changes to fixed charges**.........          1.58               -            1.11            1.05            1.24
                                                          ----             ---            ----            ----            ----

- -----

 *The interest factor attributable to rentals was computed by applying to the estimated present value of all long-term rental commitments the approximate weighted average interest rate inherent in the lease obligations, and adding thereto the interest element assumed in short-term cancellable rentals excluded from the commitment data but included in rental expense.

**Earnings for the year ended December 31, 1992 were insufficient to cover the fixed charges by $789,283, therefore, no ratio is presented for 1992.
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